AMENDMENT NO. 4 TO SHAREHOLDER SERVICES AGREEMENT

THIS	AMENDMENT	NO.	4	TO	SHAREHOLDER	SERVICES
AGREEMENT	("Amendment")	effective as		of		2005, by and
between PRINCIPAL LIFE INSURANCE COMP						AMERICAN
CENTURY INVESTMENT	MANAGEMENT,				INC. ("ACIM") and	AMERICAN
CENTURY INVESTMENT	SERVICES, INC.				("ACIS').	Capitalized terms not

otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

     WHEREAS, the Company, ACIM and ACIS are parties to a certain Shareholder ServicesAgreement dated April 1, 1999 as amended May 1,2000,May 1,2002 and May I, 2004 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, the Company desires to revise the number of American Century Funds made available by the Company to its clients under this Contract; and

     WHEREAS, in connection with the addition of Funds available, the parties agree that the compensationterms as set forth in the Agreement shall remain unchanged; and

     WHEREAS, the parties now desire to fiuther modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Available Funds. The second "WHEREAS'clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

     "WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Value Fund, VP Capital Appreciation Fund, VP Income & Growth Fund, VP International Fund, VP Ultra and the VP Vista Fund and Class I1 of the VP Value Fund, VPIncome & Growth Fund, VPInternational Fund, VPUltra Fund, VP Large Company Value Fund, VP Inflation Protection Fund, VP Vista Fund and the VP Mid Cap Value Fund (the "Fundsyy),and each of which is a series of mutual hd shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. andlor American Century Variable Portfolios Il,Inc. (collectively,the "Issuer"); and"

J:UGUG\FPA\AmendmentsVrincipalLife Ins. Co.Amendment No. 4 to SSA.Add Cls I1 of VP Vista & VP Mid Cap Value.7.2005.doc

     2. Compensation and Expenses. With the addition of Class I1 of the VP Mid Cap Value Fund and the VP Vista Fund, the compensation terms as set forth in the Agreement shall remain unchanged.

     3. Ratification and Confirmation of Ameement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confii and ratify the Agreement.

     4. Counterparts. This Amendment may be executed in two or more counterparts,each of which shall be an original and all of which together shall constitute one instrument.

     5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first above written.

PRINCIPAL LIFE INSURANCE		AMERICAN CENTURY
COMPANY		INVESTMENT MANAGEMENT, INC.

By:
Name:
	6	&Title:	PRESIDENT

ENTURY INVESTMENT

By:
Name:
Title:

Life Ins. Co. AmendmentNo. 4 to SSA.Add Cls 11of VPVista & VP MidCap VaIuc.7.2005.doc